Exhibit 10.9

Exhibit D - Consulting Agreement

This Agreement (hereinafter "Agreement") is made and entered into as of April 2, 2022 ("Effective Date") by and between Aspen Aerogels, Inc., a Delaware corporation, its affiliates, successors or assigns (together the “Company”), and the undersigned, John F. Fairbanks ("Consultant"), with the principal place of residence at 35 Hummingbird Lane, Groton, MA 01450 in consideration of the compensation, now and hereafter paid to Consultant by Company under this Agreement. Company and Consultant have also entered into a Separation Agreement and General Release dated March 29, 2022 (“Separation Agreement”) to which this Agreement is attached as Exhibit D.

For the purposes of this Agreement, the term “Business of the Company” means, any and all of: (i) the development, manufacture, commercial exploitation, marketing, licensing and sales of aerogels and related products and services; or (ii) any primary or substantial work responsibilities carried out by Consultant on behalf of the Company; or (iii) actual or demonstrably anticipated research or development of the Company. The parties agree that the “Business of the Company” is national and international in scope.

1.Statements of Work.  Consultant shall provide the services (“Services”) described in the Statement of Work attached as Schedule A (“Statement of Work”).  The Services shall be provided for the time period provided in the Statement of Work (“Term”), and Consultant shall receive as compensation for the Services the compensation provided for in the Statement of Work (“Compensation”).

2.Confidential Information.

(a)Company Information.  Consultant hereby agrees at all times during the term of this Agreement and for five years following the termination of the Agreement, to hold in strictest confidence and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company.  This obligation is in addition to Consultant’s obligation not to use or disclose Confidential Information obtained by him during his employment by the Company. “Confidential Information” means any Company proprietary information, technical data, including, without limitation, research, product plans, products, services, customer lists and customers (including, without limitation, customers of the Company on whom Consultant  called or with whom Consultant  became acquainted during the term of this Agreement), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, customer lists, employee lists, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment.  “Confidential Information” does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Consultant or of others who were under confidentiality obligations with respect to the item or items involved.  If Consultant is required by law to disclose Confidential Information, such as in response to a lawfully issued subpoena or court order, Consultant shall first provide the Company advance notice of his intention to make such disclosure so that the Company can take appropriate steps to protect its Confidential Information from disclosure.  Consultant further understands that the trade secrets or know-how of the Company also constitute Confidential Information and must be kept in the strictest confidence and may never be used or disclosed by Consultant other than as provided in this Section 2(a).

(b)Third Party Information.  Consultant recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant hereby agrees to hold all such confidential or proprietary information of a third party in the strictest confidence and not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company’s agreements or other arrangements with any such third parties.

3.Inventions.

(a)Inventions Retained and Licensed.  Consultant has attached hereto, as Schedule B, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to this Agreement including those conceived, developed or reduced to practice prior to execution of this agreement (collectively referred to herein as “Prior Inventions”), which belong to Consultant, which relate to the Business of the Company, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there are no such Prior Inventions.  If in the course of this Agreement with Company, Consultant incorporates into a Company product, process or machine, including product literature, website or reports a Prior Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, transferable royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, sell reproduce, prepare derivative works, and distribute copies to public of such Prior Invention as part of or in connection with Company’s business including such product, process machine, product literature, website and reports.

(b)Assignment of Inventions.  Consultant hereby agrees that Consultant has made or will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, business plans, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant solely or jointly conceives or develops or reduces to practice, or authors or cause to be conceived or developed or reduced to practice, during the term of this Agreement with  the Company (collectively referred to herein as “Inventions”), except as otherwise provided by applicable law.  For the purposes of this paragraph, Inventions shall not include inventions that Consultant develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either i) relate at the time of conception or reduction to practice of the invention to the Business of the Company, or ii) result from any work performed by Consultant for the Company.  Consultant further acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of and during the term of this Agreement with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent applicable law treats any such original works of authorship as not a work made for hire, Consultant hereby assigns as described above, to the Company, or its designee, all of Consultant’s right, title, and interest in such works to the Company. Consultant understands and agrees that the decision whether or not to commercialize or market any invention developed by Consultant solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Consultant as a result of the Company’s efforts to commercialize or market any such invention.

(c)Inventions Assigned to the United States.  Consultant hereby agrees to assign to the United States government all of Consultant’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)Maintenance of Records.  Consultant hereby agrees to keep and maintain adequate and current written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement with the Company.  The records will be in the form of notes, sketches, drawings, whether in electronic or hardcopy form, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(e)Patent and Copyright Registrations.  Consultant hereby agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, to act for and in its behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

4.Returning Company Documents.  Consultant hereby agrees that, upon termination of this Agreement, Consultant will promptly deliver to the Company (and will not keep in its possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions in any medium of any aforementioned items developed  during the term of this Agreement by,  or otherwise belonging to, the Company, or Consultant’s successors or assigns; provided, however, Consultant may retain (without any Aspen information) upon the expiration or termination of this Agreement the laptop and cell phone as provided in Section 6 of the Separation Agreement.

5.Non-competition.  1Nothing in this Agreement is intended to modify the post-employment obligations applicable to Consultant under the terms of the Non-competition Agreement he entered into with the Company dated December 16, 2015 (“Non-Competition Agreement”) and the Separation Agreement.

6.Solicitation of Employees.  Consultant hereby agrees that for a period of twenty-four (24) months immediately following the termination of this Agreement for any reason, whether with or without cause by the Consultant or by the Company, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for itself or for any other person or entity; provided, however, Consultant shall not be prohibited directly or indirectly from making general solicitations of employment to which employees of the Company respond.

7. Export Control Compliance.  Consultant shall not export any information furnished by the Company without first complying with all requirements of US Export Administration Regulations including the International Traffic in Arms Regulations and the Export Administration Regulations, including the requirement for obtaining any export license, if applicable. Consultant shall first obtain the written consent of the Company prior to submitting any request for authority to export any such information.  Consultant shall defend, indemnify and hold Aspen Aerogels, Inc., its officers and Directors harmless from all claims, demands, damages, costs, fines, penalties, attorney’s fees and all other expenses and costs arising from Consultant’s failure to comply with this paragraph, the Arms Export Control Act, the Export Administration Act and applicable regulations, or other applicable regulations.

8.Compliance with Laws and Code.  Consultant agrees (i) to comply with all applicable laws, statutes and regulations, including without limitation the U.S. Foreign Corrupt Practices Act and any similar foreign laws; and (ii) that it, and each of its direct or indirect owners or other financial interest holders (“Owners”), directors, employees, and every other person working for it, or on its behalf (“Representatives”), has not and will not, in connection with any transactions related to this Agreement or any other work in connection with sale of Products, make, offer or promise to make, or transfer any payment or anything of value, directly or indirectly, to any Government Official, or to any third party for payment to any Government Official, to improperly obtain, retain, or direct business or secure an improper advantage (collectively, “Improper Conduct”) or take any other action, directly or indirectly, to violate any applicable laws and regulations prohibiting public or commercial bribery, extortion, kickbacks, or other unlawful or improper means of conducting business (collectively, the “Anti-Corruption Laws”).  For purposes of this Agreement, “Government Official” means the following: officer or employee of any government; officer or employee of any public international organization (e.g., the United Nations, World Bank, or International Monetary Fund); officer or employee of any department, agency, or instrumentality of any government or of any public international organization; officer or employee of any government-owned or government-controlled company; political party; political party official; or anyone, whether a private person or otherwise, acting in an official capacity on behalf of any of the above or of any government entity.  Consultant acknowledges receipt of the current copy of Aspen’s Code of Business Conduct and Ethics (“Code”) available at http://ir.aerogel.com/investors/governance/default.aspx; understands how the Code applies to the Consultant and agrees to strictly comply with the Code.

9.Representations.  Consultant hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  Consultant hereby represents Consultant’s performance of all the terms of this Agreement will not result in a breach of any agreement with a third party, including the breach of any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to this Agreement.  Consultant has not entered into, and Consultant agrees Consultant will not enter into, any oral or written agreement in material conflict herewith.

10.Assignment.  Neither this Agreement nor any obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

11.ARBITRATION/JURY TRIAL WAIVER

(a)EXCEPT AS PROVIDED IN SECTION 12 HEREOF, EACH OF THE CONSULTANT AND THE COMPANY AGREES THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, RELATING TO, OR CONCERNING CONSULTANT’S CONSULTING RELATIONSHIP WITH THE COMPANY OR ANY INTERPRETATION, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION TO BE HELD IN WORCESTER COUNTY, MASSACHUSETTS, IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S DECISION IN ANY COURT HAVING JURISDICTION.  THE COMPANY AND CONSULTANT SHALL EACH PAY ONE-HALF OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, INCLUDING THE ARBITRATOR’S FEES, AND THE COMPANY AND CONSULTANT SHALL EACH PAY THEIR RESPECTIVE COUNSEL FEES AND EXPENSES.

(b) THE PARTIES HEREBY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A JURY TRIAL AND AGREE THAT ALL DISPUTES BETWEEN THEM SHALL BE RESOLVED SOLELY BY ARBITRATION, EXCEPT AS PROVIDED IN SECTION 12 HEREOF.

(c)CONSULTANT UNDERSTANDS THAT EACH PARTY’S PROMISE TO RESOLVE CLAIMS BY ARBITRATION IN ACCORDANCE WITH THE

PROVISIONS OF THIS AGREEMENT, RATHER THAN THROUGH THE COURTS, IS CONSIDERATION FOR THE OTHER PARTY'S LIKE PROMISE.  CONSULTANT FURTHER UNDERSTANDS THAT CONSULTANT HAS BEEN OFFERED TO PROVIDE THE SERVICES BY THE COMPANY IN CONSIDERATION OF ITS PROMISE TO ARBITRATE CLAIMS.

12.EQUITABLE REMEDIES.  CONSULTANT AGREES THAT IT WOULD BE IMPOSSIBLE OR INADEQUATE TO MEASURE AND CALCULATE THE COMPANY’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

13.Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the Commonwealth of Massachusetts.  Consultant hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed against Consultant by the Company as provided in Section 12 of this Agreement.

14. Termination.  This Agreement shall continue to apply to any Statement of Work until such Statement of Work is terminated or otherwise expires on its terms.  Notwithstanding the foregoing, Company may terminate this Agreement, including the Statement of Work, for Cause (as hereinafter defined) at any time immediately upon written notice to Consultant. Consultant may terminate this Agreement, including any Statement of Work, for any or no reason upon ten (10) days’ written notice to Company.  All the terms of this Agreement that by their nature are intended to survive the termination of this Agreement shall survive such termination.  For the purposes of this Agreement, "Cause" means: (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate failure to perform the Services, or breach of an agreement with the Company, which results in direct or indirect material loss, damage or injury to the Company, and the failure of Consultant to cure the same within thirty (30) days after Consultant’s receipt of written notice thereof; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; (v) conduct substantially prejudicial to the business of the Company; or (vi) the indictment of Consultant for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the Consultant that would reasonably be expected to result in material injury or reputational harm to the Company. For purposes hereof, whether or not the Consultant has committed an act or omission of the type referred to in subparagraphs (i) through (vi) above will be determined by the Company in its good faith discretion, and its decision shall be final.

15.Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and merges all prior discussions between us, but does not affect or supersede the Separation Agreement or the Non-Competition Agreement.  No modification of or amendment to the Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in Consultant’s duties, or compensation will not affect the validity or scope of this Agreement.

16.Severability.  If one or more of the provisions in this Agreement are deemed void or voidable under applicable law, then the remaining provisions will continue in full force and effect without the inclusion of any such provisions.

17.Survival.  The following provisions shall survive any termination of this Agreement: Sections 2 through 8, along with such other provisions hereof as may be necessary to interpret the same.

18.Independent Contractor.  Consultant is an independent contractor and shall be solely responsible for (and indemnifies and holds harmless the Company for) any unemployment or disability insurance payments, and any social security, income tax or other withholdings, deductions or payments which may be required by federal, state or local law with respect to any sums paid to Consultant hereunder or for any and all Services or materials provided or rendered by Consultant.

CONSULTANT	ASPEN AEROGELS, INC.

By:	/s/ John F. Fairbanks	By:	/s/ Donald R. Young
Name: John F. Fairbanks		Name: Donald R. Young
Title: President & CEO
Date: March 29, 2022		Date: March 29, 2022

Schedule A - Statement of Work

This Statement of Work dated April 2, 2022 describes Services to be performed by Consultant for Aspen Aerogels, Inc. (“Company”) and is issued pursuant to the Consulting Agreement dated April 2, 2022 (“Agreement”). This Statement of Work may be extended or modified only by a written agreement of both Company and Consultant.

A.SERVICES

Consultant to provide Services to the Company in connection with Company’s operations as reasonably requested by the Company from time to time during the term of the Statement of Work, including:

(i)	Consultant will provide Company personnel with his historical perspective on, and ideas to improve the Company’s financial management and operations.
(ii)	Consultant will assist with the transition of CFO role and related responsibilities.

Consultant will perform the Services free of the direction and control of the Company, but consistent with the objectives and deadlines it sets.

Consultant agrees to promptly advise the Company in case of any potential conflict between Consultant’s Services to be provided under this Statement of Work and Consultant’s other engagement or employment with third parties.

B.TERM

Subject to the right of Consultant to terminate this Statement of Work earlier for no or any reason under Section 14 hereof and the Company’s right to terminate for Cause, the Services pursuant to the Statement of Work shall begin April 2, 2022 and end no earlier than March 31, 2023 (the “Initial Term”). Thereafter, the Initial Term may be extended upon the mutual written consent of the Company and Consultant (the Initial Term and any such extensions, the “Term”).

C.COMPENSATION

In connection with Consultant’s Services pursuant to this Statement of Work, as Compensation for his Services, Company agrees that:

(i)

any restricted stock units (“RSUs”) that were  previously granted to the Consultant in his capacity as an executive of the Company shall remain outstanding in accordance with their terms and continue to vest in accordance with their terms as per the applicable grant documents during the Term;

(ii)

The unvested stock options that were previously granted to the Consultant in his capacity as an executive of the Company shall not lapse upon the termination of his employment with the Company, and shall remain outstanding in accordance with their terms and continue to vest during the Term, provided that the Consulting Agreement and this Statement of Work have not been terminated prior thereto; and

For the avoidance of doubt, all then-unvested options shall be forfeited and not vest in the event that either party terminates this Statement of Work and the Consulting Agreement, in accordance with the terms hereof.

CONSULTANT		ASPEN AEROGELS, INC.

By:	/s/ John F. Fairbanks	By:	/s/ Donald R. Young
Name: John F. Fairbanks		Name: Donald R. Young
Title: President & CEO
Date: March 29, 2022		Date: March 29, 2022